                                                                    EXHIBIT 12.1


                   STATEMENT REGARDING COMPUTATION OF RATIOS
                          (IN THOUSANDS, EXCEPT RATIOS)

                   RATIO OF EARNINGS TO COMBINED FIXED CHARGES


                                                    SIX MONTHS ENDED JUNE 30,                  YEARS ENDED DECEMBER 31,
                                                   --------------------------- -----------------------------------------------------
                                                      2003           2002        2002       2001       2000      1999        1998
                                                   -----------    ----------   --------  --------    -------- ---------   ----------
Earnings:
Income (loss) before income taxes and
equity loss..................................        $33,594       $13,465     $25,271   $29,326     $4,399    $(24,560)   $(17,918)

       Fixed Charges:
       Interest expense......................            283           334         683       895        500          --          --

       Rental expense interest factor (1)....             29            23          48       148        195         355         292

          Total fixed charges................            311           357         730     1,043        695         355         292

Earnings (loss) available to cover fixed
charges......................................        $33,905       $13,822     $26,001   $30,369     $5,094    $(24,205)   $(17,626)

Combined fixed charges.......................            311           357         730     1,043        695         355         292

Ratio of earnings (loss) to fixed charges (2)         108.9X         38.7X       35.6X     29.1X       7.3X          --          --


(1) The portion of operating lease rental expense that is representative of the interest factor is deemed to be one-third of total operating lease rental expense.

(2) Earnings were inadequate to cover fixed charges by $24.6 million for the year ended December 31, 1999 and by $17.9 million for the year ended December 31, 1998.




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